POLAROID CORPORATION
                        CAMBRIDGE, MASSACHUSETTS  02139

                                                              Exhibit 5

RICHARD F. DELIMA
  VICE PRESIDENT,
  SECRETARY AND
  GENERAL COUNSEL





                                                 January 31, 1996




Polaroid Corporation
549 Technology Square
Cambridge, Massachusetts 02139

Dear Sirs/Mss.:

     Polaroid Corporation (the "Company") intends to file a Registration Statement on Form S-3 with the Securities and Exchange Commission to register $140,000,000 aggregate principal amount of 8% Subordinated Convertible Debentures Due 2001 (the "Debentures") to be outstanding under an Indenture between the Company and a trustee (the "Indenture") and shares of Common Stock, par value $1.00 per share (the "Common Stock"), issuable upon conversion of the Debentures. In that connection it is my opinion that:

         (1) the Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware;

         (2) when executed, authenticated and delivered, the Debentures will be legally issued and will constitute valid and binding obligations of the Company; and

         (3) the Common Stock, when issued upon conversion of the Debentures in accordance with the Indenture, will be legally issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as an exhibit to Registration Statement.

                              Very truly yours,

                         /s/  Richard F. deLima